Western Water Consultants, Inc.
Unaudited Pro Forma Balance Sheet

	Unseen	Western Water
	Solar Inc.	Consultants Inc.	Pro Forma
	July 31, 2012	June 30, 2012	Adjustments		Pro Forma
ASSETS
Current assets:
Cash	$-	$60,499			$60,499
Trade receivables, net of $0 allowance for doubtful accounts	-	448,559			448,559
Other	-	3,735			3,735
Property, Plant and Equipment, net of accumulated depreciation of $0 and $83,243	-	90,476			90,476

Total Assets	-	603,269			603,269

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable	$4,291	$237,803			$242,094
Accrued Liabilities	522	8,791			9,313
Deferred tax liability	-	8,999			8,999
Line of credit	-	185,931			185,931
Obligations under capital leases - short term	-	26,066			26,066
Notes payable - related party	15,701				15,701
Obligations under capital leases - long term	-	42,916			42,916

Total Liabilities	20,514	510,506			531,020

Stockholder's equity (deficit)
Preferred stock, 20,000,000 and 0 shares authorized at par value of $0.0001, no shares issued and outstanding	-	-			-
Common stock, 100,000,000 shares authorized at par value of $0.0001, 3,000,000 and 7,500,000 shares issued and outs	300	-	450	A	750
Common stock, 1,000,000 shares authorized 100,000 issued and outstanding		5,000	(5,000)	A	-
Additional paid in capital (deficit)	24,700	-	(40,964)	A	(16,264)
Retained earnings/(deficit)	(45,514)	87,763	45,514	A	87,763

Total shareholders' equity (deficit)	(20,514)	92,763	-		72,249

Total liabilities and shareholders' equity (deficit)	-	603,269	-		603,269

Western Water Consultants, Inc.
Unaudited Pro Forma Statement of Operations

	Unseen	Western Water
	Solar Inc.	Consultants Inc.	Pro Forma
	Six Months Ended	Six Months Ended
	July 31, 2012	June 30, 2012	Adjustments	Pro Forma
Revenue
Total Revenues	$-	$1,433,543		$1,433,543

Cost of sales	-	948,524		948,524

Gross profit	-	485,019	-	485,019

Operating expenses
Selling, General and Administrative	10,094	580,728		590,822
Depreciation and Amortization expense	-	8,152		8,152
Total operating expenses	10,094	588,880	-	598,974

Other Income (Expense):
Interest expense	(270)	(5,089)		(5,359)
Income tax benefit	-	10,132		10,132

Net Loss	$(10,364)	$(98,818)	-	$(109,182)

Basic and diluted income (loss) per share	$(0.00)			$(0.01)

Basic and diluted weighted average common shares outstanding	3,000,000			7,500,000

See accompanying notes to the unaudited pro forma financial statements.

Western Water Consultants, Inc.
Unaudited Pro Forma Statement of Operations

	Unseen	Western Water
	Solar Inc.	Consultants Inc.	Pro Forma
	Year Ended	Year Ended
	January 31, 2012	December 31, 2011	Adjustments	Pro Forma
Revenue
Total Revenues	$-	$2,290,463		$2,290,463

Cost of sales	-	1,336,404		1,336,404

Gross profit	-	954,059	-	954,059

Operating expenses
Selling, General and Administrative	17,410	638,198		655,608
Depreciation and Amortization expense	-	15,462		15,462
Total operating expenses	17,410	653,660	-	671,070

Other Income (Expense):
Interest Expense	(128)	(10,393)		(10,521)
Income Tax Expense	-	(19,131)		(19,131)

Net Income (Loss)	$(17,538)	$270,875	-	$253,337

Basic and diluted income (loss) per share	$(0.01)			$0.03

Basic and diluted weighted average common shares outstanding	3,000,000			7,500,000

See accompanying notes to the unaudited pro forma financial statements.

Western Water Consultants, Inc.
Notes to the Pro Forma Financial Statements
(Unaudited)

NOTE 1 - BASIS OF PRESENTATION

The unaudited pro forma consolidated balance sheet as of June 30, 2012 (Western Water) & July 31, 2012 (Unseen Solar) and the unaudited pro forma condensed statements of operations for the years ended December 31, 2011 and January 31, 2012 and the six month period ended June 30, 2012 and July 31, 2012 (Western Water and Unseen Solar, respectively) are based on the unaudited balance sheets of Unseen Solar, Inc. and Western Water Consultants, Inc., respectively, as of June 30, 2012 and July 31, 2012, the audited statements of operations for the year ended December 31, 2011 and January 31, 2012 and the unaudited statements of operations for the six months ended June 30, 2012 and July 31, 2012 combined with pro forma adjustments to give effect to the merger as if it occurred on the first day of the earliest period presented.

These unaudited pro forma financial statements are provided for illustrative purposes and do not purport to represent what the combined companies' financial position would have been if such transactions has occurred on the above mentioned dates. These statements were prepared based on accounting principles generally accepted in the United States. The use of estimates is required and actual results could differ from the estimates used. The Company believes the assumptions used provide a reasonable basis for presenting the significant effects directly attributable to the acquisition.

NOTE 2 - PRO FORMA ADJUSTMENTS TO BALANCE SHEET AND STATEMENTS OF OPERATIONS

A - To reflect the issuance of 4,500,000 shares of Unseen Solar to the shareholders of Western Water in exchange for 100% of the outstanding stock of Western Water.

NOTE 3 - REVERSE ACQUISITION

On August 30, 2012, Unseen Solar, Inc. entered into a stock purchase agreement (the "Purchase Agreement") with Western Water Consultants Inc., ("Western") and the shareholders of Western. Pursuant to the Purchase Agreement, Unseen Solar will issue 4,500,000 shares of its common stock, representing no less than 60% of the total issued and outstanding common stock of Unseen Solar, to the shareholders of Western at the closing of the Purchase Agreement in exchange for 100% of the issued and outstanding capital stock of Western.

On November 13, 2012 (the "Closing Date"), Unseen Solar closed the stock purchase transaction with Western and the shareholders of Western pursuant to the Purchase Agreement. In accordance with the terms of Purchaser Agreement, on the Closing Date, Unseen Solar issued 4,500,000 shares of its common stock to the shareholders of Western in exchange for 100% of the issued and outstanding capital stock of Western (the "Purchase Transaction"). As a result of the Purchase Transaction, the shareholders of Western acquired approximately 60% of Unseen Solar's issued and outstanding common stock, Western became Unseen Solar's wholly-owned subsidiary, and Unseen Solar acquired the business and operations of Western.

For accounting purposes, the purchase transaction is being accounted for as a reverse acquisition. The transaction has been treated as a recapitalization of Western, with Western, whose shareholders and management took control of Unseen Solar (the legal acquirer), considered the accounting acquirer.